LOAN AGREEMENT

by and between

CAMBR COMPANY, INC.,
as the Lender

And

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.,
as the Borrower

Dated as of September 19, 2011

Loan Agreement dated as of September 19, 2011 (“Agreement”) by and between AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC. (the “Borrower”), and CAMBR COMPANY, INC. (the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Lender desire to enter into this Agreement in order to fund the short-term borrowing needs of the Borrower in connection with the acquisition of the Properties;

NOW, THEREFORE, in consideration of the foregoing premise, the covenants, agreements, representations and warranties, and obligations hereinafter contained, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

ARTICLE 1     DEFINITIONS

Section 1.1.     Defined Terms

As used herein the following terms shall have the following meanings:

“Affiliate” as applied to any Person shall mean any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as the same from time to time may be amended, supplemented or modified.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of New York.
“Capitalized Lease” shall mean any lease under which the obligations to pay rent or other amounts constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Closing Date” means the date on which Borrower’s acquisition of the Properties is effected.

"Condemnation" means the taking by any Governmental Authority of the Property or any part thereof through eminent domain or otherwise (including, without limitation, any transfer made in lieu of or in anticipation of the exercise of such taking).

“Consolidated Net Worth” shall mean, with respect to the Borrower for any period, net worth as determined and computed on a consolidated basis in accordance with GAAP.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Default” shall mean any of the events specified in this Agreement under “Events of Default”, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Effective Date” shall have the meaning set forth in Section 10.12 hereof.

“Environmental Laws” shall mean any federal, state or local statute or regulation relating to hazardous or toxic wastes or substances or the removal thereof.

“Equity Interests” shall mean, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“Event of Default” shall mean any of the events specified in this Agreement under “Events of Default”, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Formation Documents” means, as applicable, the certificate of formation, certification of incorporation, limited liability company agreement, partnership agreement, articles of incorporation, by-laws, any other organizational documents of the Borrower, and each as amended from time to time.

“GAAP” shall mean generally accepted accounting principles applied in a manner consistent with that employed in the preparation of the financial statements described in Section 3.1.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” shall mean, with respect to any Person, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services, except current accounts payable arising in the ordinary course of business and not overdue more than sixty (60) days, except to the extent of accounts payable contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all payment obligations of such Person with respect to interest rate or currency protection agreements, (f) all obligations of such Person as an account party under any letter of credit or in respect of bankers’ acceptances, (g) all obligations of any third party secured by property or assets of such Person (regardless of whether or not such Person is liable for repayment of such obligations), (h) all guarantees of such Person, excluding, however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (i) Capitalized Lease Obligations not incurred in the ordinary course of business, and (j) the redemption price of all redeemable preferred stock of such Person, but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the Maturity Date.

“Interest Expense” shall mean, with respect to the Borrower for the applicable period of determination thereof, the interest expense of the Borrower during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any Capitalized Lease Obligation allocable to interest expense.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

“Interest Rate” shall have the meaning set forth in Section 2.4(a) hereof.

“Investments” shall mean any loan or advance of money, credit or property to or investment in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person, other than accounts receivable or deposits (other than deposits that have been reserved for purposes of investing such funds in any firm, corporation or other Person) arising in the ordinary course of business.

“Leases” shall have the meaning set for in Section 3.21 hereof.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Loan” shall mean the loan made pursuant to Section 2.1 hereof.

“Loan Amount” shall have the meaning set forth in Section 2.2 hereof.

“Loan Documents” shall mean this Agreement, the Note and each document, agreement and instrument executed in connection herewith or pursuant hereto or in connection with or pursuant to any of the foregoing, together with each document, agreement and instrument made by the Borrower with or in favor of or owing to the Lender.

“Maturity Date” shall mean September 18, 2014, unless Borrower exercises its right to extend the Maturity Date to September 18, 2015 or September 18, 2016.

“Obligations” shall mean any and all sums owing under the Loan Documents and all other obligations, direct or contingent, joint, several or independent, of the Borrower now or hereafter existing due or to become due to, or held or to be held by the Lender, whether created directly or acquired by assignment or otherwise.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or any other judicial entity, or a government or state or any agency or political subdivision thereof.

“Post Default Rate” shall mean at any time a rate of interest equal to 2% per annum in excess of the Interest Rate.

“Properties” and each individually, a “Property” shall mean the real estate acquired by the Borrower in connection with the Loan.

“Purchase Money Indebtedness” means Indebtedness of the Borrower incurred for the purpose of financing all or any part of the purchase price, or other cost of construction or improvement of any property; provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the fair market value of such property or such purchase price or cost.

“Purchase Price” means the sum of (a) the appraised value of the Properties prepared by a third party appraiser acceptable to the Lender and prepared in accordance with the appraisal requirements generally acceptable to the Lender (“Appraised Value”); and (b) all transaction costs and expenses directly related to the purchase of the Properties, subject to a limit of 5% of (a) above.  The Purchase Price shall include only acquisition costs directly related to the purchase of the Properties, and shall not include any general administrative expenses or overhead costs of the Lender.

“Requirements of Law” shall mean as to any Person, the organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Subsidiary” or “Subsidiaries” of any Person shall mean a corporation, partnership, limited liability company, limited partnership or other entity in which that Person directly or indirectly owns or controls Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, limited partnership or other entity.

Section 1.2.     Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.  If any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement (or such other items as the Lender may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change.

Section 1.3.     Rules of Interpretation

(a)           Unless expressly provided in any Loan Document to the contrary, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, (ii) article, section, subsection, schedule and exhibit references contained therein shall refer to article, section, subsection, schedule and exhibit thereof or thereto, (iii) the words “include” and “including”, shall mean that the same shall be “included, without limitation”, (iv) any definition of, or reference to, any agreement, instrument, certificate or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (v) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (vi) the words “asset” and “property” shall be construed to have the same meaning and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) words in the singular number include the plural, and words used therein in the plural include the singular, (viii) any reference to a time shall refer to such time in New York, (ix) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, and (x) references therein to a fiscal period shall refer to that fiscal period of the Borrower.

(b)           Article and Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

ARTICLE 2     AMOUNT AND TERMS OF LOAN

Section 2.1.    Loan

Subject to the terms and conditions set forth herein, and in reliance on Borrower's representations, warranties and covenants set forth herein, Lender has made a Loan in the amount of $2,500,000 to Borrower. The Loan is evidenced by this Agreement and by the Note made by Borrower to the order of Lender and shall bear interest and be paid upon the terms and conditions, including the payment of any and all fees, provided herein.  The Loan made hereunder shall be repaid or prepaid by the Borrower in accordance with the applicable terms and conditions set forth herein.

Section 2.2.    Note

The Loan made by the Lender to the Borrower shall be evidenced by a promissory note of the Borrower substantially in the form of Exhibit A hereto with appropriate insertions (the “Note”), payable to the order of the Lender and representing the obligation of the Borrower to pay the unpaid principal amount of the Loan made by the Lender to the Borrower, with interest and fees thereon as hereinafter prescribed (collectively, the “Loan Amount”).  The Promissory Note shall (i) be dated the date of this Agreement and (ii) be stated to mature on the Maturity Date.

Section 2.3.    Prepayment.

Borrower may prepay the Loan in whole or in part at anytime, provided, however, if Borrower makes a prepayment prior to the date which is one (1) year from the date hereof, Borrower shall pay Lender a prepayment fee equal to one percent (1%) of the amount prepaid.

Section 2.4.    Interest and Fees

(a)           Interest.  Interest on the Loan shall accrue at a rate per annum equal to eight percent (8%) of the Loan and shall be payable monthly in arrears, except as otherwise expressly provided herein (the “Interest Rate”).  The Interest Rate on the outstanding principal balance shall be computed on the basis of a 360-day year for actual days elapsed and shall accrue on the first day of each month starting on the first day of the month following the Effective Date and shall be payable as provided in this Agreement.  After any stated or accelerated maturity, the Note shall bear interest at the Post Default Rate.

Section 2.5.    Security

This Loan shall be unsecured, however, all revenue of the Borrower after payment of taxes, insurance and any first mortgage loans on the properties owned by Borrower and its subsidiaries shall be used to pay the amounts due hereunder.

Section 2.6.    Interest Payments; Manner of Payments; Rate After Default; Schedule to Note

(a)           Interest Payments.  Unless sooner accelerated as provided in this Agreement or the Note upon the occurrence of an Event of Default, Borrower shall make monthly payments of interest at the Interest Rate on the outstanding principal balance of the Loan, payable in arrears, commencing on the first (1st) day of the month following the date hereof, and continuing on the first day of each month thereafter (each, a “Payment Date”) until the entire indebtedness evidenced hereby and the Note is paid in full or the Maturity Date, whichever first occurs.  Any sums due on a day which is not a Business Day shall be due on the following Business Day.  Interest shall accrue on any day that any principal is outstanding, including days which are not Business Days.

(b)           Principal Payments.  The Loan shall be interest only and no principal payments shall be due during the term of the loan until the initial Maturity Date on September 18, 2014, when the entire outstanding principal balance shall be due and payable, provided, however, that Borrower shall have the right to two (2) one (1) year extensions of the Maturity Date by delivery of notice to Lender prior to such Maturity Date.  Notwithstanding Borrower’s right to extend the Maturity Date, Lender shall have the right, upon sixty (60) days notice to Borrower, to require Borrower to pay all principal and interest on the Loan at any time after the initial Maturity Date on September 18, 2014.

(c)           All payments (including prepayments) to be made by the Borrower on account of principal or interest with respect to the Loan or on account of fees or any other obligations of the Borrower to the Lender hereunder shall be made to the Lender at the office of the Lender set forth in Section 10.1 hereof or at such other place as the Lender may from time to time designate in writing in lawful money of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.  If any payment to be so made hereunder, or under the Note, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, to the extent permitted by applicable law, interest thereon shall be payable at the then applicable rate during such extension. All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and then on account of outstanding principal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of the Borrower to the Lender as the Lender determines in its sole discretion.

(d)           Upon and following an Event of Default, all Loans, and any and all accrued and unpaid interest, fee or amount due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) at the Post Default Rate until paid.  The obligation to so pay interest upon any obligation of the Borrower to the Lender shall not be construed so as to waive the requirement for payment on the same date that payment is to be made to the Lender as set forth in this Agreement.

(e)           The Borrower may voluntarily prepay the Loan in full or in part at any time upon prior written notice to the Lender received no later than 4 p.m. on the date of such prepayment.

(f)           The Borrower hereby expressly authorizes the Lender to record on the schedule attached to the Note the amount and date of the Loan, the rate of interest thereon, the date and amount of each payment of principal and the unpaid principal balance; provided, however, that the failure of the Lender to make any such notation shall not in any manner affect the obligation of the Borrower to repay any Loan in accordance with the terms hereof.  All such notations shall be presumed to be correct, absent manifest error.

Section 2.7.     Use of Proceeds

The proceeds of the Loan hereunder shall be used for the short-term borrowing needs of the Borrower for the acquisition of the Properties.  To the extent there are gains or losses from a sale of a Property acquired with proceeds from the Loan, such gains or losses shall be exclusively those of the Borrower, providing Borrower has paid down the Loan consistent with this Agreement and other Loan Documents.

ARTICLE 3      REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the financial accommodations herein provided for, the Borrower hereby covenants, represents and warrants to the Lender that:

Section 3.1.     Financial Condition

(a)           The financial statements of the Borrower heretofore furnished to the Lender, are complete and correct and present fairly the financial condition of the Borrower as at such date.  Such financial statements, including schedules and notes thereto, have been prepared in accordance with GAAP.  The Borrower has no material contingent obligations, contingent liabilities or liabilities for taxes, long-term leases or unusual forward or long-term commitments, which are not reflected in the foregoing statements or in the notes thereto.  Since the date of the aforementioned financial statements, there has been no material adverse change in the business, operations, assets or financial or other condition of the Borrower (“Material Adverse Change”).

Section 3.2.     Corporate Existence; Compliance with Law

The Borrower (a) is duly organized and subsisting under the laws of the State of Maryland, (b) has the power and authority and the legal right to own and operate its property, and to conduct the business in which it is currently engaged, (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business require such qualification, and (d) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, is in compliance with all Requirements of Law.
Section 3.3.     Power; Authorization; Enforceable Obligations

The Borrower has the power and authority and the legal right to make, execute, deliver and perform its Obligations under the Loan Documents to which it is a party, and to borrow hereunder and has taken all necessary action to authorize the borrowing on the terms and conditions of the Loan Documents and to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No consent or authorization of, filing with, or other act by or in respect of any other Person  or any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party.  The Loan Documents to which the Borrower is a party will be duly executed and delivered on behalf of the Borrower and such Loan Documents, when executed and delivered, will each constitute a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.4.     No Legal Bar

The execution, delivery and performance of the Loan Documents to which the Borrower is a party and the borrowings hereunder and the use of the proceeds thereof by the Borrower will not violate any Requirement of Law or any Contractual Obligation of the Borrower, and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation, except those in favor of the Lender provided herein.

Section 3.5.     No Material Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending by or against the Borrower (a) with respect to any Loan Document or any of the transactions contemplated hereby or thereby or (b) which if adversely determined, could reasonably be expected to result in a Material Adverse Change.

Section 3.6.     No Default

The Borrower is not in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to result in a Material Adverse Change or which could reasonably be expected to materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party.  As of the date hereof, no Default or Event of Default has occurred and is continuing.

Section 3.7.     No Burdensome Restrictions

The Borrower is not subject to any Contractual Obligation or Requirement of Law which could reasonably be expected to result in a Material Adverse Change or which could reasonably be expected to materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party.

Section 3.8.     Taxes

The Borrower has filed, or caused to be filed, all tax returns which are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP.

Section 3.9.     Federal Regulations

The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the meanings under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Loan hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

Section 3.10.   Environmental Matters

(a)           Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Property (i) is in compliance with applicable Environmental Laws and any permit, license or other approval required under any applicable Environmental Law and (ii) is not subject to any pending or unresolved environmental liability.

(b)           Except as could not reasonably be expected to result in a Material Adverse Change, there are no proceedings pending or, to the knowledge of the Borrower, contemplated under any federal, state or local law regulating the discharge of hazardous or toxic materials or substances into the environment, relating to the Property.

Section 3.11.   Properties, Priority of Liens

The Borrower has or will have upon the Closing Date good, marketable and insurable fee simple title of record to the Properties, free and clear of any Lien of any nature whatsoever, except as permitted by Section 7.4 hereof.

Section 3.12.   Name Changes, Mergers, Acquisitions

The Borrower has not within the six-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person.

Section 3.13.   Intentionally Omitted

Section 3.14.   No Condemnation.

No Condemnation proceeding has been commenced or, to the Borrower's knowledge, is contemplated with respect to all or any portion of any Property or for the relocation of roadways providing access to the Property.

Section 3.15.   Requirements of Law.

Each Property and its present and contemplated use and occupancy are in material compliance with all Requirements of Law.

Section 3.16.   Operating Permits.

Borrower has obtained all licenses, permits, registrations, certificates and other approvals, governmental and otherwise (including, without limitation, zoning, building code, land use and environmental), necessary for the use, occupancy and operation of each Property and the conduct of its business thereat, all of which are in full force and effect as of the date hereof.  No event or condition currently exists which could result in the revocation, suspension, or forfeiture thereof.

Section 3.17.   Flood Zone.

Except as otherwise disclosed on the survey of each Property provided to Lender in connection with the Loan, no portion of the improvements on such Properties is located in an area identified by the Federal Emergency Management Agency or any successor thereto, as an area having special flood hazards.

Section 3.18.   Adequate Utilities.

Each Property is adequately served by all utilities required for the current or contemplated use thereof.  All water and sewer systems are provided to each Property by public utilities, and each Property has accepted or is equipped to accept such utility services.

Section 3.19.   Public Access.

All public roads and streets necessary for access to each Property for the current or contemplated use thereof have been completed, are serviceable and all-weather, and are physically and legally open for use by the public.

Section 3.20.   Assessments.

No unpaid assessments for public improvements or assessments otherwise affecting any Property currently exist or, to the Borrower's knowledge, are pending, nor are improvements contemplated to any Property that may result in any such assessments.

Section 3.21.   Leases.

Upon the Closing Date, with respect to the leases at the Properties (the “Leases”), Borrower, or a subsidiary of Borrower, is the sole owner of the lessors’ entire interest in the Leases and has not assigned, pledged or otherwise transferred the rents reserved in the Leases except in connection with any purchase money mortgages.

ARTICLE 4      CONDITIONS PRECEDENT

Section 4.1.     Conditions to Lender Obligations

The obligation of the Lender to make the Loan to the Borrower hereunder is subject to the satisfaction of the following conditions precedent:

(a)           Note and other Agreements.  The Lender shall have received: (i) the Note duly executed by the Borrower; (ii) the organizational documents of the Borrower, including, without limitation, the Formation Documents of the Borrower; and (ii) good standing certificates issued by the appropriate office of each state in which the Borrower is qualified to do business as a foreign entity.

(b)           Intentionally Omitted.

(c)           Capitalization.  The legal structure and capitalization of the Borrower shall be satisfactory to the Lender.

(d)           Representations and Warranties. The representations and warranties made by the Borrower herein in any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of the date herein, except to the extent that such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(e)           Due Diligence.  The Lender shall have completed due diligence with respect to the Borrower and the Borrower shall have fully cooperated with the Lender in connection therewith and the results of the foregoing shall be satisfactory to the Lender in its sole discretion.

(f)           Insurance.  The Borrower shall have delivered to the Lender evidence of the Borrower’s liability insurance policies and copies of certificates of the issuing companies with respect to such insurance policies owned by the Borrower covering or in any manner relating to each Property.  All such certificates are in form and substance reasonably satisfactory to the Lender.

(g)           Material Adverse Change.  The Lender shall have determined, in its sole judgment, that no Material Adverse Change shall have occurred since August 26, 2011.

(h)           Approvals.  All material consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loan or the conduct of the Borrower’s business with respect to the Properties shall have been obtained and shall be in full force and effect.

(i)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on the Effective Date.

(j)           Legality.  The making of such Loan shall not contravene any law, rule or regulation applicable to the Lender.

(k)           Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lender and its counsel.

ARTICLE 5      AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as this Agreement remains in effect, the Note remains outstanding and unpaid, or any other amount is owing to the Lender hereunder, the Borrower will:

Section 5.1.     Existence and Qualification

Take the reasonably necessary steps to preserve its existence as a corporation and its right to conduct business in all states in which the nature of its business requires qualification to do business.  In the event of dispute between the Borrower and the Lender as to when qualification is necessary, the decision of the Lender shall control.

Section 5.2.     Financial Information

(a)           Keep its books of account in accordance with good accounting practices and furnish to the Lender within 120 days after the last day of each of its fiscal years, the balance sheet of the Borrower as at such last day of the fiscal year and statements of income and retained earnings and cash flows for such fiscal year each and prepared and certified by the chief financial or accounting officer or authorized officer of the Borrower as having been prepared in accordance with GAAP consistently applied; and within 45 days after the close of each of the fiscal quarters of each fiscal year balance sheets, statements of income and retained earnings and cash flows of the Borrower as of the last day of and for such quarter; in reasonable detail and prepared and certified by the chief financial or accounting officer or authorized officer of the Borrower as having been prepared in accordance with GAAP (subject to year-end adjustments).  The Borrower will also, with reasonable promptness, furnish such other data as may be reasonably requested by the Lender.

(b)           Within 10 days of any officer of the Borrower obtaining knowledge of any Default, if such Default is then continuing, the Borrower shall furnish to the Lender a certificate of the chief financial or accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

Section 5.3.     Insurance

With respect to the Properties, maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.  Such policies will contain a provision whereby they cannot be canceled except after thirty (30) days’ prior written notice to the Lender.

Section 5.4.     Preservation of Properties; Compliance with Law and Contractual Obligations

Maintain and preserve all of the Properties in good working order and condition, ordinary wear and tear excepted, and comply with all Requirements of Law and Contractual Obligations, and take all necessary steps to preserve its existence and franchises and comply with all future Requirements of Law and Contractual Obligations applicable to it in the operation of its business with respect to the Properties, except to the extent non-compliance could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change.

Section 5.5.     Taxes

Pay before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its Properties, and all lawful claims which if unpaid might become a Lien or charge upon any of the Properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

Section 5.6.     Notice of Litigation

Promptly notify the Lender in writing of any litigation, legal proceeding or dispute, whether or not in the ordinary course of business, involving amounts in excess of Five Hundred Thousand Dollars ($500,000.00), affecting the Borrower, whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers’ compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles).

Section 5.7.     Change of Location

Without the prior notice to the Lender, change the location of its places of business or establish any new place of business, or discontinue any existing, place of business.

Section 5.8.     Books and Records

Keep accurate and complete records of its accounts, inventory and equipment consistent with good accounting practices.

Section 5.9.     Inspection Rights.

If a Default or an Event of Default shall have occurred and be continuing, permit the Lender and representatives and agents of the Lender upon reasonable prior notice, to examine and make copies of and abstracts from the Borrower’s records and books of account, to visit and inspect the Borrower’s Properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss the Borrower’s affairs, finances and accounts with any of the Borrower’s directors, officers, managerial employees, independent accountants or any of the Borrower’s other representatives, all at such reasonable times during normal business hours at the expense of the Borrower.  In furtherance of the foregoing, the Borrower shall authorize its independent accountants to discuss the affairs, finances and accounts of the Borrower (independently or together with representatives of the Borrower) with the Lender and representatives and agents of the Lender in accordance with this Section 5.10.

Section 5.10.   Information Upon Repayment or Prepayment.

At the time of repayment or prepayment of all or a portion of the Loan Amount, the Borrower shall provide to the Lender a true and complete statement of all Obligations of the Borrower as of the date of such repayment or prepayment, in each case showing the amount prepaid or repaid, the aggregate principal amount of the Loan, the amount of Interest, the Repayment Premium, and the amount of any outstanding fees owed by the Borrower to the Lender.

Section 5.11.   Other Information.

From time to time, such other information or documents (financial or otherwise) with respect to the Borrower as the Lender may reasonably request and that is prepared by the Borrower and/or its Affiliates in the ordinary course of business.

ARTICLE 6      INTENTIONALLY OMITTED

ARTICLE 7      NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as this Agreement remains in effect, the Note remains outstanding and unpaid, or any other amount is owing to the Lender hereunder it will not:

Section 7.1.      Indebtedness for Borrowed Money

Incur, or permit to exist, any Indebtedness for borrowed money, except, (i) Purchase Money Indebtedness (newly issued or by assumption), (ii) Indebtedness incurred under any other loans made by Camber affiliates or the Lender in its discretion to the Borrower, or (iii) unsecured trade credit incurred in the ordinary course of business.

Section 7.2.      Mergers, Acquisitions and Sales of Assets

Enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or acquire by purchase or otherwise the business or assets of, or stock of, another business entity, except in the ordinary course of business per the terms of the articles of incorporation or otherwise with the prior written consent of the Lender.

Section 7.3.      Investments

Make, or suffer to exist, any Investment in any Person if such Investment is not expressly permitted under the Formation Documents of the Borrower.

Section 7.4.      Liens

Create, assume or permit to exist, any Lien on any of the Properties except: (i) Liens in favor of the Lender; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof; (iii) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iv) any interest or title of a lessor under any Capitalized Lease Obligation; (v) purchase money Liens securing Purchase Money Indebtedness incurred to finance the acquisition of property; (vi) liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and (vii) liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower, including rights of offset and set-off.

Section 7.5.      Contingent Liabilities

Without the prior written consent of the Lender, assume, endorse, be or become liable for or guarantee the obligations of any Person, excluding, however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

Section 7.6.      Borrower Net Worth

The Consolidated Net Worth of Borrower shall be no less than $5,000,000.00.

Section 7.7.      Modifications of Indebtedness, Organizational Documents and Certain Other Agreements, Etc.

(a)      Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would (i) increase the interest rate on such Indebtedness; (ii) accelerate the dates upon which payments of principal or interest are due on, or increase the principal amount of, such Indebtedness; (iii) change in a manner materially adverse to the Borrower any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (iv) change in a manner adverse to the Borrower, the prepayment, redemption or put provisions of such Indebtedness; (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), if any; or (vi) change or amend any other term if such change or amendment would increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower or the Lender, except in the case of this Section 7.7(a), if the incurrence of such Indebtedness, upon such amended terms, is not prohibited hereunder.

(b)      Except as permitted by Section 7.2, amend, modify or otherwise change its name, jurisdiction of formation or organizational identification number, in each case without providing the Lender not less than five (5) days prior written notice (or such shorter notice as the Lender may consent to in writing in its sole discretion).

(c)      Without not less than five (5) days prior written consent of the Lender, change any executive officer of the Borrower.

(d)      Amend, modify or otherwise change its Formation Documents or any agreement or arrangement entered into by it, with respect to any of its Equity Interests, or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this Section 7.7(d) that, either individually or in the aggregate, are not adverse to the Lender and could not reasonably be expected to result in a Material Adverse Change.

Section 7.8.     Accounting Changes

Make, or permit any Subsidiary to make, any change in its accounting treatment or financial reporting practices, except as required or permitted by GAAP in effect from time to time.

Section 7.9.     Transactions with Affiliates

Except as otherwise specifically set forth in this Agreement and in the Formation Documents, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate, except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party.  Notwithstanding the foregoing, this Section 7.9 shall not apply to (i) reasonable fees and compensation (in cash, securities, options or similar rights or otherwise) paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Borrower as determined in good faith by the Borrower’s directors and officers; (ii) any transactions undertaken pursuant to any Contractual Obligation or contractual right set forth on Schedule 7.9 which is in existence as of the date hereof  and modifications and extensions thereof not materially adverse to the Borrower; (iii) loans and advances to officers, directors and employees of the Borrower for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business and not exceeding $500,000 outstanding at any one time; and (iv) funding made in the ordinary course of business of the operational/working capital needs of the Subsidiaries from time to time in a manner consistent with prior practice.

ARTICLE 8      EVENTS OF DEFAULT; REMEDIES

Section 8.1.     Events of Default

Each of the following events shall constitute an “Event of Default” under this Agreement:

(a)           the Borrower shall fail to (i) pay the principal of the Note when due, or (ii) pay any principal or interest on the Note when due or any other amount payable hereunder and such failure shall continue unremedied for a period of five (5) days, provided that if the fifth (5th) day shall fall on a day that is not a Business Day, then the next succeeding Business Day thereafter; or

(b)           any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false in any material respect on or as of the date made or deemed made, or

(c)           the Borrower shall default in the observance or performance of any covenant or provision contained in Section 2.6, Section 5.2, Article 6 or Article 7 hereof; or

(d)           the Borrower shall default in the observance or performance of any covenant or provision contained in Article 5 (other than Section 5.2) hereof and such default shall not be cured by the Borrower within 10 days following its receipt of notice thereof; or

(e)           the Borrower shall default in the observance or performance of any other provision contained in this Agreement or the other Loan Documents and such default shall not be cured by the Borrower within 30 days following its receipt of notice thereof; or

(f)           the Borrower shall (i) default in any payment of any Indebtedness (other than the Note) in excess of $1,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, in each case the effect of which default or other event or condition is to cause or permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due prior to its stated maturity; or

(g)           (i) the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets not in the possession of the Lender which results in the entry of an order for any such relief which shall have not been vacated, discharged, or stayed or bonded pending appeal within 45 days from the entry thereof; or (iv) any garnishment, levy, writ or warrant of attachment or similar process shall be issued and served against the Lender, which garnishment, levy, writ or warrant of attachment or similar process relates to property of the Borrower in the possession of the Lender; or (v) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii) or (iv) of this Section 8.1(g); or (vi) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)           the rendition by any court of a final judgment against the Borrower in excess of $5,000,000 which shall not be satisfactorily stayed, discharged, vacated or set aside within sixty (60) days of the making thereof; or the attachment of any property of the Borrower which has not been released or provided for to the reasonable satisfaction of the Lender within sixty (60) days after the making thereof; or

(i)           the Lender acting on an informed basis shall have reasonably determined that one or more Material Adverse Changes have occurred.

Section 8.2.     Remedies

Upon the occurrence and during the continuance of any Event of Default specified in Section 8.1(g), without declaration or notice to the Borrower, the entire Loan, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and upon the occurrence and during the continuance of any other Event of Default, then, in any such event, any or all of the following actions may be taken:  the Lender may, at its option, declare the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Note to be due and payable and the same, and all interest accrued thereon, shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, anything contained herein or in any instrument evidencing the Loan to the contrary notwithstanding.

ARTICLE 9      GUARANTY

Section 9.1.     Borrower Guaranty

(a)           The Borrower guarantees to the Lender (i) the prompt payment and discharge of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms herein.

(b)           The Loan and the Borrower’s Obligations under the Loan are unsecured and shall not result in the imposition of any Lien in favor of the Lender on the Properties or assets of the Borrower.

ARTICLE 10     MISCELLANEOUS

Section 10.1.     Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

The Borrower:	American Realty Capital Healthcare Trust, Inc.
106 York Road
Jenkintown, PA 19046
Attn:  Brian Block
Fax Number: 215-887-2585

with a copy to:	American Realty Capital
405 Park Avenue, 12th Floor
New York, NY 10022
Attn:  Jesse C. Galloway, Esq.
Fax Number:  646-861-7804

The Lender:	CAMBR COMPANY, INC.
410 Ocean Avenue
Lynbrook, NY  11563
Attn:  Allan Skolnick
Fax Number: [________________]

Any of the addressees list above may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any such addressee in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.2.      No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 10.3.      Survival of Representations and Warranties

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note.

Section 10.4.      Expenses

Each of the Borrower and the Lender shall bear all of its own costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with the preparation, administration, default, collection, waiver or amendment of any of the Loan Documents, or in connection with the Borrower’s or the Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder.

Section 10.5.      WAIVER OF JURY TRIAL

THE BORROWER AND THE LENDER (BY ACCEPTANCE OF THE NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE AND/OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EXCEPT AS PROHIBITED BY LAW, EACH OF THE LENDER AND THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH OF THE PARTIES HERETO HEREBY CERTIFIES TO THE OTHER THAT NONE OF ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER AND THE BORROWER TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS SET FORTH HEREIN.

Section 10.6.      Modification and Waiver

No modification or waiver, of or with respect to any provision of this Agreement or any document or instrument delivered in connection therewith, shall be effective unless and until it shall be in writing and signed by the Lender.

Section 10.7.      Successors and Assigns

(a)           This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of the Note and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or Obligations under this Agreement, except to an Affiliate of Borrower and with the prior written consent of the Lender.

(b)           The Lender shall not have the right at any time to assign all or any portion of its rights and obligations hereunder to any other Person.

Section 10.8.      Indemnification.

The Borrower shall pay, indemnify, defend, and hold the Lender, its officers, employees and agents (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Borrower’s compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of hazardous materials, any environmental actions, any environmental liabilities or any response actions related in any way to any assets or properties of the Borrower (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, the Borrower shall have no obligation to any Indemnified Person under this Section 10.8 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrower with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

Section 10.9.      Governing Law; Consent to Jurisdiction

THIS AGREEMENT, THE NOTE AND ANY DOCUMENTS AND INSTRUMENTS DELIVERED IN CONNECTION HEREWITH AND THEREWITH AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR, IF JURISDICTION SHALL EXIST, ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SET FORTH IN THIS AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM.

Section 10.10.    Entire Agreement

This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced thereby.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and such other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement or such other Loan Documents.  Neither this Agreement nor any of such other Loan Documents may be amended or modified except by a written instrument describing such amendment or modification executed by the Borrower and the Lender.

Section 10.11.    Interest Adjustment.

All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced by a Note or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement, the Note and the other Loan Documents shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Borrower and the Lender in the execution, delivery and acceptance of this Agreement, the Note and the other Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Note and not to the payment of interest.  This provision shall control every other provision of all agreements between the Borrower, each other party obligated on a Note and the Lender.

Section 10.12.    Effective Date

This Agreement shall be effective on the date (the “Effective Date”) as of which (a) this Agreement shall be executed by all the parties hereto and delivered to the Lender and (b) all the conditions precedent required to have been satisfied on or before the extension of credit hereunder pursuant to Section 4.1 hereof shall have been satisfied or waived (whether temporarily or otherwise) in writing by the Lender. The Lender shall notify the Borrower of the Effective Date if other than the date of the execution of this Agreement; provided, however, that, the failure to give such notice shall not alter the Effective Date or any of the Lender’s rights under this Agreement or the other Loan Documents.

Section 10.13.    No Waiver Action

Any waiver or consent respecting any representation, warranty, covenant or other term or provision of this Agreement or any other Loan Document shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of a party at any time or times to require performance or, or to exercise its rights with respect to, any representation, warranty, covenant or other term or provision of this Agreement or other Loan Document in no manner (except as otherwise expressly provided herein) shall affect its right at a later time to enforce any such provision.  No notice to or demand on a party in any case shall entitle such party to any other or further notice or demand in the same, similar or other circumstances. The acceptance by the Lender of (a) any partial or late payment shall not constitute a satisfaction or waiver of the full amount then due or the resulting Event of Default or (b) any payment during the continuance of an Event of Default shall not constitute a waiver or cure thereof; and the Lender may accept or reject any such payment without affecting any of its rights, powers, privileges, remedies and other interests under this Agreement, the other Loan Documents and applicable law. All rights, powers, privileges, remedies and other interests of the parties hereunder are cumulative and not alternatives, and they are in addition to and shall not limit (except as otherwise expressly provided in this Agreement) any other right, power, privilege, remedy or other interest of the parties under this Agreement, any other Loan Document or applicable law.

Section 10.14.    Severability

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

Section 10.15.    Exculpation

Each party hereto hereby acknowledges and confirms that (i) no director, officer, employee or limited partner of the Borrower (each an “Exculpated Person”) shall be personally liable for any obligation or liability of the Borrower under this Agreement or any other Loan Document and (ii) all obligations and liabilities of the Borrower under this Agreement or any other Loan Document are enforceable solely against the Borrower and its assets and not against any Exculpated Person or the assets of any Exculpated Person.  Notwithstanding anything to the contrary, in the event of any conflict between the terms of any other Loan Document and this Section 10.15, this Section 10.15 shall govern and prevail.

Section 10.16.    Counterparts

This Agreement may be signed in counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their respective proper and duly authorized officers as of the day and year first above written.

LENDER:

CAMBR COMPANY, INC.

By:	/s/ Allan Skolnick
Name: Allan Skolnick
Title: President

BORROWER:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: President

EXHIBIT A

FORM OF PROMISSORY NOTE

PROMISSORY NOTE

$2,500,000	September 19, 2011

1.           Promise to pay.  For value received, AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC. (the “Borrower”), promises to pay to CAMBR COMPANY, INC., (the “Lender”), or order, on September 18, 2014, unless extended by the Borrower pursuant to Section 2.6(b) of the Loan Agreement (as hereinafter defined), (the “Maturity Date”), with interest as provided in this Note, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) or such lesser amount as shall have been borrowed by the Borrower and remain outstanding under the Loan Agreement.  Each capitalized term used herein without definition shall have the meaning ascribed to it in the Loan Agreement.

2.           Loan Agreement.  This Note evidences Indebtedness arising from a certain Loan Agreement dated as of the date of this Note (the “Loan Agreement”) by and between the Lender and the Borrower.  The Loan Agreement is hereby incorporated by reference into this Note as if set forth in full.  As used herein, the defined term “Loan Agreement” shall include all future amendments thereto, and restatements and replacements thereof.

3.           Payments.  The Borrower further promises to pay the principal amount of the Loan evidenced by this Note together with interest thereon from the date hereof until the repayment of the Loan in full, all at the rate(s), the times and place set forth in Article 2 and, if applicable, Article 8 of the Loan Agreement.  Payments of both principal and interest are to be made by immediately available funds in lawful money of the United States of America.  All payments made on account of this Note shall be applied in accordance with Section 2.6 and, if applicable, Section 10.11 of the Loan Agreement.

4.          Acceleration.  Payment of the entire unpaid balance of principal and accrued interest evidenced by this Note is subject to acceleration under Article 8 of the Loan Agreement.  Following any Event of Default, the entire unpaid balance of principal evidenced by this Note together with all accrued and unpaid interest thereon and all other amounts owing under the Loan Agreement shall, at the option of the Lender, become due and payable on demand without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

5.         Governing Law.  This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

6.         Replacement of Original Note.  Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of this Note and a customary indemnity agreement in favor of the Borrower, the Borrower will issue a replacement note identical to this Note.

- i -

7.         Miscellaneous.  This Note may not be modified, extended, or otherwise changed except by a written instrument signed by the Lender and the Borrower.  This Note shall be binding upon the Borrower and its successors and permitted assigns.  All remedies specified in this Note are cumulative, and no such remedies shall be considered to impair or preclude any other remedies available to the Lender by law or by agreement.

BORROWER:

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

By:
Name: William M. Kahane
Title: President

- ii -